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                      October 20, 2020

       Pablo Manuel Vera Pinto
       Chief Financial Officer
       Vista Oil & Gas, S.A.B. de C.V.
       Calle Volc  n 150, Floor 5
       Colonia Lomas de Chapultepec, Alcald  a Miguel Hidalgo
       Mexico City, 11000
       Mexico

                                                        Re: Vista Oil & Gas,
S.A.B. de C.V.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed April 30,
2020
                                                            File No. 001-39000

       Dear Mr. Pinto:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Emilio Minvielle